EXHIBIT 99.1

News Release

Pioneer Reports Third Quarter 2008 Results

Dallas, Texas, November 4, 2008 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended September 30, 2008. Pioneer reported a third quarter net loss of $3 million, or $.03 per diluted share, including several significant noncash charges that totaled $112 million, or $.94 per diluted share (further discussed under Financial Review below). Earnings adjusted for these unusual items were $109 million, or $.91 per diluted share.

The third quarter was also materially impacted by the loss of approximately 3,000 barrels oil equivalent per day (BOEPD) of production due to shutting in and curtailing production related to Hurricanes Ike and Gustav as a result of damage to third-party pipelines and natural gas liquids (NGL) fractionation facilities in Mont Belvieu. In addition, the quarter was affected by declining oil and gas prices and widening differentials relative to NYMEX gas prices.

Despite the production lost as a result of hurricanes during the third quarter of 2008, the Company continued to generate strong production growth of 11% from the prior-year quarter (excluding 2007 sales from divested Canada assets). Pioneer’s strong growth performance is also reflected in the results for the nine months ended September 30, 2008, with production rising 18% from levels achieved for the same period of 2007. Production from Pioneer’s core growth assets (including Spraberry, Raton, Edwards, Tunisia and Alaska) increased 23% for the nine-month period compared to the same period in 2007.

Other recent highlights included:

•	Announced approval by the Railroad Commission of Texas in October of optional 20-acre downspacing in the Spraberry field
•	Received encouraging results from additional Spraberry 20-acre drilling and shale interval testing
•	Increased Wolfberry (Spraberry field) acreage position by approximately 30,000 gross acres
•	Drilled first two Pierre Shale horizontal wells, which encountered intense natural fracturing and gas shows
•	Drilled two new discovery wells in Tunisia and one in the Edwards Trend of South Texas
•	Announced a substantial acreage position in the Eagle Ford Shale (South Texas) gas window and began drilling first horizontal well
•	Initiated production from the most prolific well in the South Coast Gas Project ahead of schedule
•	Repurchased approximately two million shares of stock (includes third quarter and October repurchases)
•	Generated free cash flow (discretionary cash flow in excess of capital expenditures)

Low Price Environment Initiatives

Concerns that the worldwide economic slowdown will negatively impact the demand for energy have resulted in a significant drop in commodity prices since their highs earlier in 2008. Even in the lower price environment, Pioneer’s financial position remains strong. The Company has no significant bond maturities until 2013, has $775 million of liquidity under its senior unsecured credit facility that matures in 2012 and has significant capacity under its debt covenants. Pioneer expects capital spending for 2008 to be within cash flow. Pioneer has also hedged approximately 20% of its oil production in 2009 and 2010 utilizing collars with a floor price of $100 per barrel and a ceiling price of more than $190 per barrel.

As a result of the significant drop in commodity prices, the Company has started implementing initiatives to reduce capital spending and preserve financial flexibility. Specifically, the Company is implementing a plan for a near-term $60 per barrel of oil and $6 per thousand cubic feet (MCF) of gas environment. This plan includes minimizing drilling activities until margins improve as a result of (i) commodity prices improving, (ii) gas price differentials in the areas where the Company produces gas improving relative to NYMEX quoted prices and/or (iii) well cost reductions. The Company is focused on delivering free cash flow in 2009 and beyond. As a result, Pioneer is reducing its rig activity by approximately 60% and is pursuing reductions in well costs of 20% to 30% to align costs with the lower commodity price environment that currently exists. Rigs are being terminated or stacked in the Spraberry, Raton, Edwards Trend, Barnett Shale and Mid-Continent areas. The Company is also reducing the number of well service units running in the Spraberry field from 42 to 30, 15 of which are lower-cost well service units that are owned by Pioneer.

In 2009, the Company expects to reduce the capital budget by 30% to 60% compared to 2008 and generate free cash flow. Even with a significantly reduced capital budget in 2009, Pioneer expects 5% to 10% production growth. The low end of the production growth range reflects a $60 per barrel/$6 per MCF environment, while the high end of the range reflects current strip prices. Pioneer’s ability to increase production with limited capital highlights the quality of its long-lived, low-decline assets and the low-risk drilling nature of these assets. Production growth for 2009 will also benefit from the October startup of the most prolific well in the South Coast Gas project (South Africa), infrastructure expansion currently being completed in the Edwards Trend and reduced commitments under Pioneer’s volumetric production payment (VPP) agreements. The Company’s Oooguruk project on the North Slope of Alaska is also expected to generate significant growth in 2009 and 2010.

Scott Sheffield, Chairman and CEO, stated, “Pioneer’s assets continue to perform at or above expectations, and our strategy to deliver low-risk, consistent growth and free cash flow remains intact. We have a large drilling inventory of over 20,000 locations, over 1.8 billion barrels of net resource potential and upside from several new shale plays. In an $80 per barrel and $8 per MCF environment with proportional well cost reductions, we would ramp up drilling activity to be in a position to deliver the Company’s prior 14+% compound annual production per share growth target. Free cash flow will be utilized to continue to reduce outstanding shares, decrease debt and pursue bolt-on acquisition opportunities.”

Financial Review

Cash flow from operating activities for the third quarter was $303 million.

Third quarter sales averaged 111,838 BOEPD, consisting of oil sales averaging 30,406 barrels per day (BPD), NGL sales averaging 18,921 BPD and gas sales averaging 375 million cubic feet per day (MMCFPD).

The reported third quarter average price for oil was $81.51 per barrel and included $9.34 per barrel related to deferred revenue from VPPs for which production was not recorded. The reported price for NGLs was $62.24 per barrel. The reported price for gas was $7.99 per MCF, including $.39 per MCF related to deferred revenue from VPPs for which production was not recorded.

Third quarter production costs averaged $15.13 per BOE. Production costs were primarily impacted by fixed costs associated with wells shut-in or curtailed by the recent hurricanes and higher energy-related costs.

Depreciation, depletion and amortization (DD&A) expense averaged $12.39 per BOE for the third quarter. DD&A expense increased primarily due to losing end-of-well-life reserves that became uneconomical as a result of lower quarter-end gas prices and significantly wider gas differentials in certain areas relative to the NYMEX gas price.

Noncash charges for the third quarter totaling $112 million (on an after-tax basis) included a receivable allowance of $12 million ($.10 per share) for unpaid pre-bankruptcy claims for condensate sold to certain subsidiaries of SemGroup, L.P., an Equatorial Guinea exit charge of $5 million ($.04 per share), drilling and acreage charges related to the abandonment of Pioneer’s Lay Creek coal bed methane (CBM) and Delaware shale projects of $38 million ($.32 per share), and an impairment charge to reduce the carrying value of Pioneer’s Uinta Piceance assets of $57 million ($.48 per share) as a result of lower gas prices.

Exploration and abandonment costs were $111 million for the quarter and included $30 million of acreage and unsuccessful drilling costs, $60 million related to the previously discussed noncash charge to abandon the Lay Creek CBM and Delaware Shale projects and $21 million of geologic and geophysical expenses, including seismic in the Edwards Trend and Tunisia and personnel costs.

Operations Update

In the Spraberry field, the Railroad Commission of Texas has approved Pioneer’s petition for a field rule change to allow optional fieldwide 20-acre downspacing.  Pioneer has identified 9,500 drilling locations across its acreage where it intends to utilize 20-acre downspacing in future years.  Based on historical downspacing performance, the Company expects internal rates of return similar to 40-acre Spraberry wells. Recoveries from these wells are expected to be at least 75% to 80% of the gross economic ultimate recovery of a 40-acre Spraberry well (100,000 barrels oil equivalent from 40-acre wells).  Results from the nine 20-acre wells drilled year-to-date reflect similar rates of production to offset 40-acre wells and are supportive of these expectations.

Pioneer has also continued testing of the shale/silt non-traditional intervals in the Spraberry field.  An analysis of the initial 650-foot core that was taken from these intervals indicates that up to 30 feet of additional net pay is present. The Company also increased its Wolfberry acreage position in the Spraberry Trend by approximately 30,000 acres.

In two horizontal wells recently drilled in the Pierre Shale in the Raton Basin, Pioneer encountered intense natural fracturing and gas shows. The first well is currently being fracture stimulated, and preparations are underway to fracture stimulate the second well.

In South Texas, Pioneer drilled another discovery well with resource potential of at least 25 billion cubic feet. The Company is also drilling and coring its first horizontal well in the Eagle Ford Shale play where it holds a substantial acreage position in the gas window. The Eagle Ford Shale overlays the Edwards Trend in the 310,000 acres that Pioneer holds.

In Tunisia, the Company’s initial well in the Anaguid concession (Pioneer-operated) was a discovery that tested oil, gas and condensate at 2,300 BOEPD. Another discovery was also announced in the Cherouq concession and is currently being tested. Pioneer has participated in nine Cherouq discoveries to date for a Silurian success rate of 70%. Two of the four wells that were unsuccessful in the Silurian are being tested in other zones.

The most prolific well in the South Coast Gas (SCG) project offshore South Africa has been placed on production ahead of schedule. Gross production from SCG is currently averaging 68 million cubic feet equivalent per day (MMCFEPD) and is expected to gradually increase to a range of 80 MMCFEPD to 90 MMCFEPD in early 2009, with no additional capital required.

Financial Outlook

Fourth quarter 2008 production is forecasted to average 114,000 BOEPD to 119,000 BOEPD, reflecting the impact of production that continues to be shut-in and/or curtailed due to the hurricanes. The interruption is expected to continue through mid-November, resulting in an average loss of 2,000 BOEPD for the quarter. Overall production is expected to increase during the fourth quarter, driven primarily by increases in several of Pioneer’s core areas (Spraberry, Edwards, Tunisia and Alaska). The forecasted fourth quarter production range includes production that is attributable to the public ownership in Pioneer Southwest Energy Partners L.P. (Pioneer Southwest). The expense estimates below also include amounts attributable to the public ownership in Pioneer Southwest.

Fourth quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $14.00 to $15.00 per BOE based on current NYMEX strip prices for oil and gas. DD&A expense is expected to average $13.00 to $14.00 per BOE, reflecting losing incremental end-of-well-life reserves based on current NYMEX strip prices for oil and gas.

Total exploration and abandonment expense during the fourth quarter is expected to be $40 million to $70 million, including up to $45 million associated with drilling in lower-risk resource plays in the Edwards Trend and Tunisia and $25million of seismic activity and personnel costs.

General and administrative expense is expected to be $35 million to $39 million. Interest expense is expected to be $36 million to $40 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Minority interest in consolidated subsidiaries’ net income is expected to be $8 million to $10 million, primarily reflecting the public ownership in Pioneer Southwest.

The Company also expects to recognize $40 million to $45 million of charges in other expense associated with certain drilling rigs being terminated or stacked as a result of the Company’s low price environment initiatives.

The Company’s fourth quarter effective income tax rate is expected to range from 40% to 50% based on current capital spending plans. Cash taxes are expected to be $15 million to $20 million and are primarily attributable to Tunisia.

Fourth quarter 2008 amortization of deferred losses on terminated oil and gas hedges is expected to be $23 million. The Company's financial results, oil, NGL and gas hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, November 5 at 11:00 a.m. Central Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. The presentation will soon be available on Pioneer’s website for preview in advance of the call. At the website, select ‘INVESTORS’ at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (877) 879-6209 (confirmation code: 3324323) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 3324323).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans (including its plan to repurchase stock) or complete its development projects as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this release, such as "resource potential," "gross economic ultimate recovery" or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065
Matt Gallagher – 972-969-4017

Media and Public Affairs

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$66,817	$12,171
Accounts receivable, net	295,607	283,832
Income taxes receivable	49,316	40,046
Inventories	146,136	97,619
Prepaid expenses	16,710	9,378
Deferred income taxes	63,042	108,073
Other current assets, net	47,770	213,936

Total current assets	685,398	765,055

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,055,320	9,251,113
Accumulated depletion, depreciation and amortization	(2,358,385)	(2,028,472)

Total property, plant and equipment	7,696,935	7,222,641

Deferred income taxes	1,176	10,263
Goodwill	310,563	310,870
Other assets, net	372,509	308,152

	$9,066,581	$8,616,981

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$399,459	$378,416
Interest payable	29,296	42,020
Income taxes payable	24,119	12,842
Deferred revenue	150,396	158,138
Other current liabilities	210,780	402,753

Total current liabilities	814,050	994,169

Long-term debt	2,823,371	2,755,491
Deferred income taxes	1,421,980	1,229,677
Deferred revenue	214,240	325,142
Minority interest in consolidated subsidiaries	57,933	11,942
Other liabilities	224,233	257,838
Stockholders' equity	3,510,774	3,042,722

	$9,066,581	$8,616,981

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues and other income:
Oil and gas	$612,200	$458,898	$1,823,985	$1,232,272
Interest and other	3,389	30,665	36,892	68,273
Gain (loss) on disposition of assets, net	190	558	4,768	(860)
	615,779	490,121	1,865,645	1,299,685
Costs and expenses:
Oil and gas production	155,761	113,554	432,936	308,380
Depletion, depreciation and amortization	127,467	113,879	351,773	280,927
Impairment of oil and gas properties	89,753	(2,582)	89,753	15,309
Exploration and abandonments	111,075	34,498	179,841	170,143
General and administrative	31,617	32,330	103,646	94,304
Accretion of discount on asset retirement obligations	2,180	1,702	6,482	5,025
Interest	37,689	35,476	113,423	94,432
Hurricane activity, net	541	110	2,400	60,658
Minority interest in consolidated subsidiaries' net income (loss)	8,422	172	15,388	(1,020)
Other	38,926	7,015	58,799	21,720
	603,431	336,154	1,354,441	1,049,878

Income from continuing operations before income taxes	12,348	153,967	511,204	249,807
Income tax provision	(14,895)	(60,948)	(227,919)	(92,181)

Income (loss) from continuing operations	(2,547)	93,019	283,285	157,626
Income (loss) from discontinued operations, net of tax	(491)	8,908	2,245	10,374
Net income (loss)	$(3,038)	$101,927	$285,530	$168,000

Basic earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.78	$2.40	$1.30
Income (loss) from discontinued operations, net of tax	—	0.07	0.02	0.09
Net income (loss)	$(0.03)	$0.85	$2.42	$1.39

Diluted earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.77	$2.37	$1.29
Income (loss) from discontinued operations, net of tax	—	0.07	0.02	0.08
Net income (loss)	$(0.03)	$0.84	$2.39	$1.37

Weighted average shares outstanding:
Basic	118,110	120,323	118,136	121,020
Diluted	118,110	121,805	119,493	122,496

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Nine Months Ended
	September, 30		September, 30
	2008	2007	2008	2007

Cash flows from operating activities:
Net income (loss)	$(3,038)	$101,927	$285,530	$168,000
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depletion, depreciation and amortization	127,467	113,879	351,773	280,927
Impairment of oil and gas properties	89,753	(2,582)	89,753	15,309
Exploration expenses, including dry holes	89,414	8,725	93,996	92,706
Hurricane activity	—	—	—	66,000
Deferred income taxes	(9,234)	73,091	170,650	135,505
(Gain) loss on disposition of assets, net	(190)	(558)	(4,768)	860
Accretion of discount on asset retirement obligations	2,180	1,702	6,482	5,025
Discontinued operations	3,304	6,719	3,677	41,518
Interest expense	3,671	4,092	11,551	13,305
Minority interest in consolidated subsidiaries' net income (loss)	8,422	172	15,388	(1,020)
Commodity hedge related activity	15,602	5,349	31,118	15,982
Amortization of stock-based compensation	8,283	8,461	25,504	24,816
Amortization of deferred revenue	(39,708)	(45,578)	(118,644)	(135,934)
Other noncash items	26,748	4,902	30,562	1,744
Change in operating assets and liabilities:
Accounts receivable, net	59,496	(55,383)	(39,039)	(54,821)
Income taxes receivable	(120)	(27,428)	(9,522)	(64,026)
Inventories	(14,347)	3,073	(54,990)	(6,331)
Prepaid expenses	(8,255)	(6,432)	(7,152)	(1,213)
Other current assets, net	(9,747)	5,224	(2,561)	5,037
Accounts payable	16,533	44,334	15,364	11,748
Interest payable	(15,878)	(12,858)	(12,724)	(2,592)
Income taxes payable	(16,584)	1,697	11,528	4,597
Other current liabilities	(30,941)	(41,915)	(79,913)	(79,169)
Net cash provided by operating activities	302,831	190,613	813,563	537,973
Net cash used in investing activities	(393,238)	(418,625)	(884,719)	(1,405,062)
Net cash provided by financing activities	113,942	221,206	125,802	877,918
Net increase (decrease) in cash and cash equivalents	23,535	(6,806)	54,646	10,829
Effect of exchange rate changes on cash and cash equivalents	—	758	—	1,409
Cash and cash equivalents, beginning of period	43,282	25,319	12,171	7,033
Cash and cash equivalents, end of period	$66,817	$19,271	$66,817	$19,271

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2008	2007	2008	2007
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) —	U.S.	20,580	18,298	21,012	18,617
	South Africa	2,995	2,368	2,879	2,599
	Tunisia	6,831	4,328	5,705	4,062
	Worldwide	30,406	24,994	29,596	25,278

Natural gas liquids (Bbls) —	U.S.	18,921	19,997	19,610	18,190

Gas (Mcf) —	U.S.	367,398	333,842	369,501	308,447
	South Africa	4,956	—	5,199	—
	Tunisia	2,709	1,003	2,303	2,755
	Worldwide	375,063	334,845	377,003	311,202

Total (BOE) —	U.S.	100,734	93,936	102,205	88,215
	South Africa	3,821	2,368	3,746	2,599
	Tunisia	7,283	4,495	6,089	4,521
	Worldwide	111,838	100,799	112,040	95,335

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) —	Canada	—	277	—	309

Natural gas liquids (Bbls) —	Canada	—	425	—	406

Gas (Mcf) —	Canada	—	47,537	—	49,808

Total (BOE) —	Canada	—	8,624	—	9,017

Average Reported Prices (a):
Oil (per Bbl) —	U.S.	$71.20	$68.28	$71.68	$59.38
	South Africa	$107.89	$79.54	$113.39	$70.57
	Tunisia	$101.01	$73.61	$109.38	$66.24
	Worldwide	$81.51	$70.27	$83.01	$61.63

Natural gas liquids (per Bbl) —	U.S.	$62.24	$42.48	$57.43	$38.09

Gas (per Mcf) —	U.S.	$7.94	$7.11	$8.12	$7.27
	South Africa	$8.10	$—	$8.09	$—
	Tunisia	$15.67	$9.83	$14.29	$7.92
	Worldwide	$7.99	$7.11	$8.15	$7.27

Total (BOE) —	U.S.	$55.18	$47.60	$55.10	$45.79
	South Africa	$95.07	$79.54	$98.39	$70.57
	Tunisia	$100.58	$73.07	$107.89	$64.34
	Worldwide	$59.50	$49.48	$59.42	$47.35

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$(3,038)	$101,927	$285,530	$168,000
Depletion, depreciation and amortization	127,467	113,879	351,773	280,927
Impairment of oil and gas properties	89,753	(2,582)	89,753	15,309
Exploration and abandonments	111,075	34,498	179,841	170,143
Hurricane activity	—	—	—	66,000
Accretion of discount on asset retirement obligations	2,180	1,702	6,482	5,025
Interest expense	37,689	35,476	113,423	94,432
Minority interest in consolidated subsidiaries' net income (loss)	8,422	172	15,388	(1,020)
Income tax provision	14,895	60,948	227,919	92,181
(Gain) loss on disposition of assets, net	(190)	(558)	(4,768)	860
Discontinued operations	3,304	6,719	3,677	41,518
Current income tax provision on discontinued operations	135	340	306	5,029
Cash exploration and interest expense on discontinued operations	—	441	—	5,092
Commodity hedge related activity	15,602	5,349	31,118	15,982
Amortization of stock-based compensation	8,283	8,461	25,504	24,816
Amortization of deferred revenue	(39,708)	(45,578)	(118,644)	(135,934)
Other noncash items	26,748	4,902	30,562	1,744

EBITDAX (a)	402,617	326,096	1,237,864	850,104

Cash interest expense	(34,018)	(31,437)	(101,872)	(81,221)
Current income taxes	(24,264)	11,803	(57,575)	38,295

Discretionary cash flow (b)	344,335	306,462	1,078,417	807,178

Cash exploration expense	(21,661)	(26,161)	(85,845)	(82,435)
Changes in operating assets and liabilities	(19,843)	(89,688)	(179,009)	(186,770)

Net cash provided by operating activities	$302,831	$190,613	$813,563	$537,973

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; minority interest in consolidated subsidiaries' net income (loss); noncash hurricane activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

(in thousands, except per share data)

Income as adjusted for significant noncash charges, as presented in this press release, is presented and reconciled to Pioneer's net loss determined in accordance with GAAP because Pioneer believes that this non-GAAP financial measure reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its final results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP measure may enhance investors' ability to assess Pioneer's historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Many of the noncash charges are of a type that could recur in future periods; however, the amount and frequency of each item can vary significantly from period to period. The table below reconciles Pioneer's net loss for the three months ended September 30, 2008, as determined in accordance with GAAP, to income as adjusted for significant noncash charges for that quarter:

	After-tax	Per
	Amounts	Share

Net loss	$(3,038)	$(0.03)
Significant noncash charges:
Semcrude receivable allowance	12,347	0.10
Equatorial Guinea exit charge	5,046	0.04
Lay Creek CBM and Delaware Shale abandonment	38,104	0.32
Uinta Piceance impairment	56,544	0.48
Income as adjusted for significant noncash charges	$109,003	$0.91

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Hedge Positions as of November 3, 2008

	2008
	Fourth
	Quarter	2009	2010	2011

Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	15,000	2,500	4,000	—
NYMEX price (Bbl)	$65.46	$99.26	$85.21	$—
Collar Contracts:
Volume (Bbl)	3,000	4,000	5,000	2,000
NYMEX price (Bbl)
Ceiling	$80.80	$190.06	$194.70	$170.00
Floor	$65.00	$100.00	$100.00	$115.00
Average Daily Natural Gas Liquid
Production Hedged:
Swap Contracts:
Volume (Bbl)	1,000	1,250	1,250	—
Blended index price (Bbl) (a)	$50.74	$49.00	$47.39	$—
Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)	180,000	12,397	5,000	—
NYMEX price (MMBtu) (b)	$8.37	$9.10	$8.54	$—

_____________

(a)	Represents blended Mont Belvieu posted price per Bbl.
(b)	Approximate NYMEX price, based on historical differentials to index prices at the time the derivative was entered into.

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of September 30, 2008

(in thousands)

	2008
	Fourth
	Quarter	2009	2010	Thereafter	Total

Total deferred revenues (a)	$39,495	$147,906	$90,216	$87,019	$364,636
Less derivative losses to be recognized in pretax earnings (b)	(839)	(3,613)	(2,403)	(6,730)	(13,585)

Total VPP impact to pretax earnings	$38,656	$144,293	$87,813	$80,289	$351,051

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Deferred Losses on Terminated Commodity Hedges as of September 30, 2008(a)

(in thousands)

	2008
	Fourth Quarter	2009	2010	Thereafter

Commodity hedge losses (b)	$29,237	$20,709	$17,783	$—

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.